EXHIBIT (C)(15)
Presentation to the Dolan Family Group January 5, 2007
SRR
STOUT | RISIUS j ROSS
Confidential and Preliminary
Subject to Ongoing Discovery; Subject to Settlement Discussion Privilege

[This page is intentionally left blank.]
Confidential and Preliminary ” “ “ “ “ — .
Sml7ge° °NGOING D,scovery’ Subject to Settlement Discussion

Conclusion SRR’s Conclusion of Valii^ — In Millions, Except Values per Share Conclusion Enterprise Value — ............................. S^ — 1Method #1: Consolidated Entity Enterprise Value 21410 0 21977 7 2Method #2: Simple Sum-of-the-Parts Enterprise Value 2\ 511 \ WrQ7* 3Method #3: Sum-of-the-Parts Enterprise Value 22,078.8 24 537 2 4Concluded Enterprise Value 21<69Q Q 24UQQ j —— — 5Indicated Equity Value 10 [6]Diluted Shares Outstandin. .. *™ X2^\ —
7(concluded Value per Share S35 19 ^^ —— — Confidential and Preliminary “ 7~ ............... ~~
s^GrONGOMGD‘scovERY;si,BjEcTTos£TTLEM£NTDiscissioN “ srr
ltOVTl»ltJll(l>nt<

Conclusion
The Offer Price Does Not Reflect Fair Vah»>
> Based on our assessment of the Fair Value of the Company’s common stock, the Offer Price of $27.00 per share is inadequate to Cablevision’s public shareholders.
> Our valuation analysis suggests a range of values between $35.19 per share to $43.44 per share, which represents premiums of 30% and 61% to the Offer Price, respectively.
> On an Enterprise Value (“EV”) basis, we view Cablevision to be worth between $21.7 billion and $24.1 billion versus an implied EV based on the Offer Price of $19.5 billion, which represents premiums of 11% and 24%, respectively.
>Since the date of the Offer, an index of comparable companies in the cable industry has increased 16.3%.
Confidential and Preliminary” \ ......................................................... “ ......................... ¦— ....................... — SmwG™ °NGOING D,SCOVERV; SlBJEC [t] to [s]“tlemEnt discussion ” “ SRR

MARKET MULTIPLES
$ in Millions, Except Subscribers, RGUs, Screens, and Multiples

Application of Selected Multiples

	Measure of Performance	Cablevision Results		Range of Selected Multiples Low		High		Range of Suggested EVs Low		High
1	**Consolidated Range (1)**							**$21,119.9**	**to**	**$23,082.9**
2	EV / 2006E EBITDA (2)	$1,806.9	x	11.0	to	12.0	=	$19,875.7	to	$21,682.6
3	EV / 2007E EBITDA (2)	$2,203.4	x	9.5	to	10.5	=	$20,932.3	to	$23,135.7
4	EV / 2008E EBITDA	$2,547.2	x	9.0	to	9.5	=	$22,924.7	to	$24,198.3
5	**Cable Range (1)**							**$17,259.8**	**to**	**$18,181.4**
6	EV / 2006E Cable EBITDA	$1,652.6	x	10.5	to	11.0	=	$17,352.7	to	$18,179.0
7	EV / 2007E Cable EBITDA	$1,919.8	x	9.0	to	10.0	=	$17,278.2	to	$19,198.0
8	EV / 2008E Cable EBITDA	$2,156.0	x	8.0	to	8.5	=	$17,247.8	to	$18,325.8
9	EV / Subscribers (000s)	3,137	x	$5,000	to	$5,500	=	$15,685.1	to	$17,253.6
10	EV / RGUs (000s)	8,874	x	$2,000	to	$2,200	=	$17,748.2	to	$19,523.0
11	**Rainbow Range (1)**							**$3,272.1**	**to**	**$3,881.9**
12	EV / 2006E Rainbow EBITDA (3)	$265.7	x	12.0	to	14.0	=	$3,188.3	to	$3,719.6
13	EV / 2007E Rainbow EBITDA (3)	$297.6	x	11.0	to	13.0	=	$3,273.5	to	$3,868.7
14	EV / 2008E Rainbow EBITDA (3)	$326.8	x	10.0	to	12.0	=	$3,267.9	to	$3,921.5
15	EV / Subscribers (000s) (4)	258,739	x	$14.00	to	$17.00	=	$3,622.3	to	$4,398.6
16	**Clearview Cinemas Range**							**$128.0**	**to**	**$153.6**
17	EV / 2006E Clearview EBITDA	($4.3)	x	9.0	to	10.0	=	NMF	to	NMF
18	EV / Screens	256	x	$500	to	$600	=	$128.0	to	$153.6

(1) Determined based on the 25th and 75th percentiles of the suggested Enterprise Values.
(2) 2006E and 2007E Consolidated EBITDA exclude non-recurring Dividend/Debt Compliance/Options/Privatization expenses.
(3) EBITDA for Rainbow reflects only AMC, WE, and IFC.
(4) Subscriber data for Rainbow represents viewing subscribers for all Rainbow networks.

CONFIDENTIAL AND PRELIMINARY
SUBJECT TO ONGOING DISCOVERY; SUBJECT TO SETTLEMENT DISCUSSION PRIVILEGE
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SRR

Market Multiples
Cablevision Op^tin^ Statistics vs. Competitors
> Cablevision is comparably sized and more profitable than the cable companies presented below. Gaboon’s EBITDA growth through 2008 is at the high end of the range (based on the Long-Tenn Plan).
> On a consolidated basis, Cablevision is more profitable than the diversified entertainment companies presented below. EBITDA growth exceeds all companies considered.
n. . ,—* ^>ral0n$9,487.5 Shaw Communications, Inc.44 !»/, r,,m,,w/- Charter Communications, Inc. ti 1107 1 r,,M~ • o * X Comcast Corporation 1590/ ,, .. ,, ‘ wll.V Charter Communications, mc id 70/ rt,^rt ,- ¦ • ¦ ii.u/t> Mediacom Communications Corp. uii 4 Rn.mr,,m . .. T J4-’/° Charter Communications, Inc. 109% K-Ogers Communications, Inc. II (VW. m,,^;,,,,,,, ^ ¦ ¦ ,, i"-7/o jt.u/o Mediacom Communications Corp. 9 0% ,,™er °“Si 1,245.8 Comcast Corporation?7W ,-.,,., . . ,, Comcast Corporation *9SU44 r-,,M ¦• c . ^ Cablevision Systems Corporation 19 6% it, Mr 1 r-.,,W,8i4.4 Cablevision Systems Corporation20. ¦><>/ r,,m,, ,f The Walt Disney Company S7 124 3 Viacom Inc <T»ranon 29.2 /. Comcast Corporation 15p9% News Corporation $5>012.g Tlme Waracr ^ -[87]J Time Warner Inc. 128%< /SUB> ™7r ¦ $[3]‘141-[8] Tribune Company 2\\t nZ°^r ‘[2] 5% CBS Corporation $3)ln,6 CBS JJ 2 .6/,, The Wal Disney Company i2.2% Cablevision Systems Corporation ,,(781.2 Tfe Walt Disney Company 20 4% CbTo™^ [l]°’% Tribune Company tl ?qs ? xw^r, / CBS Corporation 4 9o/ S1‘295-[2] NewsC«P°n">™ 19.1% Tribune Company J^ ^ Source: Capital IQ, Inc., SEC 10-K and 10-Q filings. m Cablevision Systems Corporation estimates are based on the Long-Term Plan. — Confidential and Preliminary “ “ 4 “ ......................................................... “ ....................................................... — ............................................. ¦ Sm!7G™°NGomGDlscoVERV^ ” “ SRD

Market Multiples
Cablevision Operating Statistics vs. Cable Competitor*
> Cablevision has the best penetration at 68.8% and it leads in the conversion of cable customers to Triple Play services
(measured by RGUs / Basic Subscribers).
> Since Cablevision’s conversion ratio exceeds its competitors by such a large margin, we believe Cablevision should be valued on an EV / RGUs basis rather than an EV / Subscriber basis.
Comcast Corporation 24:000 Comcast Corporation 50 ,,, rh rt r Charter Communications, Inc. 5)477 Charter Communications Inc m™ Sh rC™mun,cat,ons- tac- ^41.96 Cable™*. Systems Corporation 3,!37 Cab.evision Systems Corporation J, I C™7™”! ‘ ^ Rogers Communications, Inc. 2>266 Rogers Communications, toe. ‘S *Zm7 “ ¦ r $[4]‘°[5] Shaw Commun.cat.ons, Inc. 2,186 Shaw Communications Ice 4’^ Med,acom Commun.catK.ns Corp. J39.68 —— —
Mediacom Communications Corp 1 w m,,h- uu‘Ld"uni»mc- 4,j76 Rogers Communications, Inc. 53945
*” 1>394 ^-^Communications Corp. 2>535 CabJcvision Systems Corporation S
Cablevision Systems Corporation 68.8% Cablevision Systems Corporation a 8 Shaw Commun.cat.ons, Inc. 65.6% Rogers Communications, kc. 2 4 — Rogers Commun.cat.ons, Inc. 65.5% Comcast Corporation 2] — Comcast Corporate 50g% Shaw Communications, Inc ,, Med,acom Communications Corp. 49.4% Charter Communications, Inc 20 Charter Communications, Inc. 46.2% Mediacom Communications Corp. £«
fy Source; Capital IQ, Inc., SEC 10-K and 10-Q filings.
fl> Cablevision Systems Corporation estimates are based on the Long-Term Plan. I
Confidential and Preliminary~71 “ .. ~~ ¦ Subject to Ongoing Discovery; Subject ro Settlement Discussion ” “ CDD Privilege ^WUC
nOttr IIrutH tintt

Market Multiples
Cable Operations: Public Cahle Companies
> EBITDA multiples implied by the Offer Price are at the bottom-end of the range. Cablev1S1on’s closest comparable, Comcast, trades at a significant premium to the multiples implied by the Offer.
> Considering Cablevision’s attractive margins, penetration rates, conversion rates, and growth prospects (based on the Long-Term Plan), the Company warrants multiples at the top end of the range indicated by the guideline companies.
Rogers Communications, Inc. i04v R,,Pm n™m,,,, ,¦ T Comcast Corporator) S2< /SUB>x Shaw Communications. Inc. 9fx sZc— r ; ^ Shaw Communications, Inc. *.0x Mediacom Communications Corporation ill Sha« Communications, Inc. g.8x Rogers Communications. Inc. 7 o* Cabkvision Systems Corporation $4,591 Shaw Communications, Inc $2 176 Shaw Communications, Inc. S4,356 Comcast Corporation ^Jn Comcast Corporation 54,345 Charter Communications, Inc. $185 Rogers Communications, Inc. J3.733 Cablevision Systems Corporation Si 623 Charter Communions, Inc. S3,70l Mediacom Communications Corporation » Mediacom Commun.cations Corporation S2,902 | Rogers Communications, Inc. ^530 —
<” Source: Capita) IQ, Inc., SEC 10-K and 10-Q filings.
P’Cabievision Systems Corporation estimates are based on consensus analyst estimate, Enterprise Value is based on the Offer Price of $27.00 per share.
Confidential and Preliminary“T^~. “ “ .. “ Suriect to Ongoing Discovery; Subject to Settlement Discussion ” “ CDD PRIVILEGE 9lfK
CTOttr!*MicicrBn«c

MARKET MULTIPLES

Cable Operations: Transactions of Cable Companies

- Recent large transactions of Adelphia, Charter, Cox, and Susquehanna were completed at **10.6x to 12.6x LTM EBITDA and $1,751 to $2,056 per RGU.**
- **Cablevision's conversion rate of 2.8 RGUs / Subscribers substantially exceeds the comparable transactions**, which range from 1.3 to 2.0 RGUs / Subscribers. **Thus, multiples of EV / RGUs is the most appropriate multiple to apply in our valuation.**

	Close Date	Buyer	Target Company	RGUs / Subscribers	EV / EBITDA	EV / Subscribers	EV / RGUs
1	7/31/2006	Comcast Corporation and Time Warner, Inc.	Adelphia Communications Corporation	1.8	12.4x	$3,601	$2,003
2	7/1/2006	Cebridge Connections, Inc. and NewWave Communications	Certain cable systems of Charter Communications, Inc.	1.6	n/a	$2,819	$1,751
3	5/8/2006	Cebridge Connections, Inc.	Certain cable systems of Cox Communications, Inc.	1.3	10.6x	$2,713	$2,056
4	5/1/2006	Comcast Corporation	70% interest in Susquehanna Communications	1.7	12.6x	$3,354	$1,895
5	12/16/2005	Private investor group	86% interest in Insight Communications Company, Inc.	1.8	7.8x	$2,831	$1,577
6	12/31/2004	Insight Communications Company, Inc.	50% interest in Insight Midwest LP	1.3	6.4x	$1,993	$1,529
7	12/2/2004	Cox Enterprises, Inc.	Cox Communications, Inc.	2.0	12.4x	$4,612	$2,306
8	3/1/2004	Atlantic Broadband Finance, LLC	Certain cable systems of Charter Communications, Inc.	1.4	n/a	$3,128	$2,159
9	3/20/2003	Private investor group	Certain cable systems of Comcast Corporation	n/a	n/a	$2,150	n/a

(1) Sources: Capital IQ, Inc. and SEC filings.
(2) For transactions of less than 100% of the target company, Enterprise Values reflect the implied value for 100% of the Company.

CONFIDENTIAL AND PRELIMINARY
SUBJECT TO ONGOING DISCOVERY; SUBJECT TO SETTLEMENT DISCUSSION
PRIVILEGE
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SRR

Market Multiples In Millions, Except Multiples, RGUs, and Values per Share
Cable-Only Value per Share Based Only on Cox Go Private and Comcast Trading P,w
> Based on EV / RGU multiples indicated by the Cox Go Private transaction and Comcast’s current trading price, and assigning no additional value to Rainbow, Madison Square Garden, or Clearview Cin.mag we calculate per share values of $33 97 and $26.95.
Cox GoComcast PrivateTrading Price — 1 EV/RGUs eo ,n, 7 Pki “ ¦ nr,, $2‘306 $2,071 2 CablevisionRGUs ........................................ ^^ g g^ j [3] |Cable °Perations Enterprise Value 2(M660isjmo] —— — ! n-tit[a]H[e]lBqUit^ValUei1) [10]‘096< /SUP>-3 8,010.3 5 Diluted Shares Outstanding ............................. 297 2 ?97 7 —
[6] (Calculated Value per Share for Cable Only $33.97 “ .............................. $16951 —
(1) $860.8 million of Rainbow debt was excluded from this calculation.
Confidential and Preliminary“7$” .. “ .. “ .. ~~ Subject to Ongoing Discovery; Subject to Settlement Discussion ” “ CDD Privilege ^M%1%

Market Multiples
Rainbow Media: Transactions of Cahle Network Company
> Transactions in cable networks since 2003 have ranged from $10 per subscriber for The Outdoor Channel to $47 per subscriber for TBS. Past transactions in Rainbow networks have transacted at multiples ranging from $14.76 per subscriber to $21.33 per subscriber.
Close Date RnV EV / Chanel I Outdoor Provides network broadcasting traditional outdoor $10.37
rty Media LLC QVC, Inc. Operates a television shopping“network’” ^¦’^"¦"""[v]"'i1"*—i:,:|^-’(4) 5/22/2003 V.acom.Inc.50% >n^st m Comedy Pai^rs U>‘^^ ........................................................................................................... “’ ^’’j^ Bravo Operates a cable television network '' ..................................................... “ ‘” “‘$i^99 -+t^mm <» Sources: Capital IQ, Inc., Viacom, Inc. Kagan Research LLC, and SEC filings I a”![1] ^ °[f] I!” -IT m% °[f] ^ ^^ C°mPany’ EnterprlSe ValU6S reflecl the imPIied ^ for 100% of the Compan, Confidential and Preliminary~~~“7^ “ ......................................... “ ......................................... “ Subject to Ongoing Discovery; Subject to Settlement Discussion ODD

MADISON SQUARE GARDEN AND CLEARVIEW CINEMAS

Madison Square Garden

- Market multiple evidence is more difficult as it relates to Madison Square Garden given the private ownership of similar assets.
- Considering the rejected $700 million offer for the Knicks and Rangers in October 2005, in addition to the substantial value associated with the programming rights, Madison Square Garden property and Radio City Music Hall lease, **there exists significant value within this unit**.
- While we valued the Madison Square Garden unit using a DCF approach, our experience suggests **these assets typically transact above the values indicated by Discounted Cash Flow analyses**.

Clearview Cinemas

- Recent transactions in movie theater operators in comparable markets have ranged from **$363,000 to $691,000 per screen**.
- In fact, the locations of Clearview Cinema's operations in metro New York City are a **prime property relative to these transactions.**

CONFIDENTIAL AND PRELIMINARY
SUBJECT TO ONGOING DISCOVERY; SUBJECT TO SETTLEMENT DISCUSSION PRIVILEGE
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SRR

discounted cash flow method $ in Millions — DCF Sensitivity Tables i o jn j j D Consolidated 7,0x 7.5x 8.0s 8.5x Rainbow 8.5x 9.0x 9.5x lO.Ox — 9.0x S.Ox — 8.5%22,170 23,388 24,607 25,826 27,044 11.0% I 3,173 3,346 ! 3,519 3,691 3,864 ! —— —— —— — 9.0% 21,757 U 9.5% I 22,951 1 24,144 [ 25,338 26,532 i 11.5% 3,111 ~26,032 1 3.280 3,449 ; 3.619 , 3,788 3jB fJBI IH 364T 21,354 10.0%r~2(C96T —— U 12.0%LTo50j 25,544 J 12.5%. 3,570] 10.5%J~20.577 -mmBmi&m&m 29971 “ 25,068 I ? 13.0% [~ 2,93lJ 247603] — n.o% 20,203 —— 13.5% 2876 “ 3032 1 Tssl 3345] sTsbT —— mimmmsmMml —— — • HHH BH 21,303 j 22,403 j 23,503 — 11.5%[_J9,837 20,915 j 21,993 j 23,071 24,149 I 14.0% 2,821 J 2,974 { 3,127 3,280 3,433 j —— — Cable Operations 7.0x 7.5s S.Ox 8.5x Madison Square Garden 9.0x 8.5x 9.0x 9.5x lO.Ox —— S.Ox — 8.5%17,093 18,025 18,957 j 19,890 20,822 I 11.0% 1,822 (,907 1,992 j 2,077 2,163 —— —— —— — 9.0%16,778 17,691 j 18,604 ] 19,518 20,431 11.5% 1,788 1,872 1,955 ! 2,039 J 2,122 —— —— —— — 0 9.5%ri6,470 ftMMfflH — “rmffBBtH — tMM&itlilMlffliim — 16,433 17,275 18,116 20,049 1 U 12.0% i 1,755 19,67T] (BHHipP 2,083 12.5% , r72T — ! 10.0%l 16,170 £ llllli I 2,044 10.5%P15,87T 11.0%[___15,592 — 19,313 1 £ 13.0% 1,692 1 l,739\ 1,816] U931 1,970"[ — 18,958 13.5% 1,661 \ — 11.5% [13 1 3 16,137 j 16,962 1 17,787 18,611 14.0%r 1,632___1,707 i 1,783 1,858 1,934 —— —— — Non-Cable Operations 8.5x 9.0x 9.5x lO.Ox 8.0X “4,946~P 5,193 j 5,440 5,68Tj 10.5%[ 4,699 — 11.0% 4,607 U 4,849 ( 5,092 j 5,334 5,5761 11.5% ___4,518 12.0% 1 —— _5«« 5,361 4,430 £ 12.5%[X345 13.0%, OMilBiHflJfflilBIBIitfitii’itfB’flE Zjinzj 4262” 13.5% j 4,180 —— 5, 156 j HHl H9H 9H BBSS 4,485 4,709 4,932 — 4,400 4,619 4,838 5,057 i — confidential and preliminary -11- SRR subject to ongoing discovery; subject to settlement discussion privilege lTOyTfl«flJIt*OtJ.

DISCOUNTED CASH FLOW METHOD

Weighted Average Cost of Capital

		Consolidated	Cable	Non-Cable	Rainbow	MSG
	Cost of Debt					
1	Credit Rating	B1/B+	B1/B+	n/a	n/a	n/a
2	Cost of Debt (2)	8.0%	8.0%	8.0%	8.0%	8.0%
3	Tax Rate	40.0%	40.0%	40.0%	40.0%	40.0%
4	**After-Tax Cost of Debt**	**4.8%**	**4.8%**	**4.8%**	**4.8%**	**4.8%**
	Cost of Equity - CAPM					
5	Risk-Free Rate (3)	4.8%	4.8%	4.8%	4.8%	4.8%
6	Market/Equity Risk Premium	6.3%	6.3%	6.3%	6.3%	6.3%
7	Equity Beta	1.50	1.50	1.20	1.20	1.20
8	Size Risk Premium	0.67%	0.67%	0.85%	1.10%	1.73%
9	**Cost of Equity**	**14.9%**	**14.9%**	**13.2%**	**13.4%**	**14.1%**
	Cost of Equity - CRSP					
10	Risk-Free Rate	4.8%	4.8%	4.8%	4.8%	4.8%
11	Equity / Size Risk Premium (4)	6.7%	7.1%	8.7%	9.5%	9.8%
12	**Cost of Equity**	**11.4%**	**11.9%**	**13.4%**	**14.2%**	**14.5%**
13	Selected Cost of Equity	14.9%	14.9%	13.3%	13.8%	14.3%
14	Subject Company Adjustment	0.0%	0.0%	1.0%	1.0%	1.0%
15	**Concluded Cost of Equity**	**14.9%**	**14.9%**	**14.3%**	**14.8%**	**15.3%**
	WACC					
16	% Debt Capital	50.0%	50.0%	25.0%	25.0%	25.0%
17	% Equity Capital	50.0%	50.0%	75.0%	75.0%	75.0%
18	**WACC**	**9.8%**	**9.8%**	**11.9%**	**12.3%**	**12.7%**

(1) Sources: Capital IQ, Inc., Bloomberg, L.P., Duff & Phelps, LLC, and Ibbotson Associates, Inc.
(2) Reflects the composite yield on equavalent-rated corporate bonds with 20-year maturities.
(3) Current yield on the 20-year Treasury Bond.
(4) Represents the average premium indicated by the following variables: market value of equity, market value of invested capital, 5-year average EBITDA, and net sales.

CONFIDENTIAL AND PRELIMINARY
SUBJECT TO ONGOING DISCOVERY; SUBJECT TO SETTLEMENT DISCUSSION PRIVILEGE
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SRR

conclusion S and Shares in Millions, Except Values per Share — Enterprise Value 1 Method #1: Consolidated Entity Enterprise Value 2 Cable Assets 3 Non-Cable Assets 4 Method #2: Simple Sum-of-thc-Parts Enterprise Value 5 Cable Assets 6 Rainbow Media 7 Madison Square Garden 8 Clearview 19 Cinemas 9 Method #3: Sum-of-the-Parts 20 21
Enterprise Value 22 23 24 25 26 Conclusion DCF j Market Multiples —— — Low High Low High Low High —— — 21,700.0 24,862.5 21,119.9 23,082.9
16,736.4 19,154,4 17,259,8 18,181.4 4,573.0 5,229.7 n/a n/a 16,736.4 19,154.4 17,259.8 18,181.4 3,091.9 21,410.0 23,972.7 3,547.5 3,272.1 3,88 J. 9 1.770.7 16,998.1 18,667.9 4,573,0 2,001.0 n/a n/a n/a 5,229.7 n/a 128.0 153.6
— 21,571.1 23,897.6
16,998.1 18,667.9 3,182.0 3,714.7 1,770.7 2,001.0 128,0 153.6
— 22,078.8 24,537.2
Conclusion — 10 [Concluded Enterprise Value 21,690.0 24,140.0 Low High —— —— — Eauitv Value 11 Market Value of Debt (.1) 12 Adjusted Cash and Cash Equivalents (2) 13 Present Value of NOL Carryforward Tax (12,727.8) (12,727.8)
Shield (3) 14 Non-Operating Assets (4) 15 404.9 404.9 967.7 Non-Operating Liabilities 16 Indicated 967.7 124.7 Equity Value 124,7 0.0 17 Shares Outstanding 0.0 Valuation Multijjlts — Consolidated — EV / 2006E EBITDA 12.2x 13.6x EV / 2007E EBITDA I O.Ox 1 1 . 1 x EV/2008E EBITDA 8.5x 9.5x Valuation Multiples — Cable Only — EV / 2006E EBITDA lO.lx 11. Ix EV / 2007E EBITDA 8.7x 9.5x EV / 2008E EBITDA 7.7x 8,5x EV/2006E Subscribers $5,295
S5,824 EV/2006ERGUs $1,872
$2,059
10,459,5 12,909.5
297.2 297.2
— 18 (Concluded Value per Share S35.19 $43.44
—— — * IJ Source: Company ftnancials and Bloomberg, L.P. {: Includes $117.5 million in dividends payable. (3) Valued based on Company management estimates of NOL usage and a WACC of 10.0%. M) Reflects $80.3 million in notes and other receivables, $10.0 million in investments, net excess of $95.6 million related to monetized investment securities, and a net liability of $61.2 million related to certain interest rate swaps. — confidential and preliminary - 13 — ODD subject to ongoing discovery; subject to settlement discussion 2MKIC. privilege ,«—....« — —